EXHIBIT 21.1

SUBSIDIARIES OF BIORELIANCE CORPORATION

U.S.A.

BioReliance Viral Manufacturing, Inc. (Delaware)
BioReliance Testing and Development, LLC (Delaware)
BioReliance Manufacturing, LLC (Delaware)

UNITED KINGDOM

BioReliance Ltd. (U.K.)

GERMANY

BioReliance GmbH (Germany)
BioReliance Holding GmbH (Germany)
BioReliance Manufacturing GmbH (Germany)